Exhibit 16.1

March 28, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 24, 2008, to be filed by our former client, iGate Corporation. We agree with the statements made in response to that item insofar as it relates to our firm.

Very truly yours,

/s/ BDO Seidman LLP

BDO Seidman LLP